Exhibit 10.1

STONEBRIDGE ACQUISITION II CORPORATION

One World Trade Center, Suite 8500

New York, New York 10007

August 10, 2026

Scieniti LLC

1104 Linnea Ln

Southlake, Texas 76092

Re: Waiver of Administrative Services Fee

This Waiver of Administrative Services Fee (this “Waiver”) is entered into as of August 10, 2026, by and between StoneBridge Acquisition II Corporation, a Cayman Islands exempted company (the “Company”), and Scieniti LLC, an affiliate of StoneBridge Acquisition Sponsor II LLC (the “Services Provider”).

WHEREAS, the Company and the Service Provider are parties to that certain Administrative Services Agreement, dated as of September 29, 2025 (the “Administrative Services Agreement”), pursuant to which the Service Provider provides certain office space, utilities, and secretarial and administrative support to the Company in exchange for a monthly fee of US$10,000; and

WHEREAS, the Service Provider desires to irrevocably waive its right to receive such monthly fee for the period commencing October 1, 2025, and the Company desires to accept such waiver.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Waiver of Administrative Services Fee. Effective as of October 1, 2025, the Service Provider hereby irrevocably and unconditionally waives any and all rights to receive the monthly administrative services fee of US$10,000 payable under the Administrative Services Agreement for all periods commencing on and after October 1, 2025, through and including the earlier of (i) the termination of the Administrative Services Agreement in accordance with its terms, (ii) the consummation of the Company’s initial business combination, (iii) the date on which this Waiver is revoked or modified by a written agreement executed by both parties and (iv) the Company’s liquidation.

2.

No Accrued Liability. The Company shall have no obligation to pay, and the Service Provider shall have no claim with respect to, any monthly administrative services fees that accrued or would otherwise have accrued under the Administrative Services Agreement during the period beginning on October 1, 2025 and ending on the applicable termination date described in Section 1. For the avoidance of doubt, (i) the waived fees shall not be deferred, reinstated, reimbursed or otherwise become payable following the consummation of the Company's initial business combination or otherwise and (ii) the waiver set forth herein is irrevocable, except pursuant to a written agreement executed by both the Company and the Services Provider.

3.	No Other Modification. Except as expressly provided in this Waiver, the Administrative Services Agreement shall remain in full force and effect in accordance with its terms.

4.

Miscellaneous. This Waiver shall be governed by and construed in accordance with the laws governing the Administrative Services Agreement and may be executed in counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WHEREOF, the parties have executed this Waiver as of the date first WITNESS written above.

STONEBRIDGE ACQUISITION II CORPORATION

By:

Name: Bhargav Marepally

Title: Chief Executive Officer

SCIENITI LLC

By:

Name: Jesudoss Lucasmani

Title: Managing Member